Exhibit 10.7
SEVERANCE AGREEMENT
     THIS SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and between GROUP 1 AUTOMOTIVE, INC. (“Employer”) and ROBERT RAY (“Employee”).
     WHEREAS, Employee is separating from his position with Employer;
     WHEREAS, Employer wishes to provide Employee with certain benefits in consideration of Employee’s separation and the promises and covenants of Employee as contained herein, including the Employee’s agreement to release all claims against Employer;
     NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:
     1. Separation Date. Employee’s separation from all positions he holds with Employer shall be effective on the 31st day of December, 2005 (unless an earlier date is mutually agreed upon by both parties), at which time all entitlement to compensation and benefits from Employer shall cease except to the extent provided by this Agreement (“Separation Date”) or under any employee welfare or benefit plan under which Employee has vested rights to benefits, subject to the plan documents for such plans.
     2. Effective Date. This Agreement shall be effective on the date it is executed by Employee (“Effective Date”).
     3. Severance Benefits. In further consideration for this Agreement, Employee shall be entitled to the following benefits, which exceed the benefits to which Employee would be entitled absent his agreement to the covenants, conditions and terms set forth in this Agreement.
          A. Base Salary. If Employee remains employed through the Separation Date, Employer shall pay Employee severance pay in the form of six (6) months of base salary in the amount of $182,500 in the form of a lump sum payment on the Separation Date, less all customary and required withholdings.
          B. Bonus Payment. If Employee remains employed through the Separation Date, Employer shall pay Employee a bonus for 2005 in the amount of $313,900 on the Separation Date, less all customary and required withholdings.
          C. Accrued Vacation. Employer shall pay to Employee all accrued but unused vacation as of the Separation Date.
          D. Outplacement Assistance. Employer shall provide Employee with outplacement assistance at the Employer’s expense, through an agency of Employer’s choosing but acceptable to Employee, for a duration that is mutually agreed by Employer and Employee.
          E. Equipment. Employee shall be entitled to keep his cell phone, blackberry, laptop computer, home printer and all home networking equipment following his separation, however, Employee shall be responsible for all user charges incurred after the Separation Date.

Employee Initials___
Employer Initials___

          F. Vehicle. Employee shall be entitled to use the demonstrator vehicle currently provided to him by Employer through February 28, 2006. During such period, insurance coverage currently provided by the Employer in connection with use of demonstrator vehicles by executives of the Employer shall continue to apply to the demonstrator vehicle used by Employee. Employee is solely responsible for fuel, repairs and maintenance of the demonstrator vehicle. On or before February 28, 2006, Employee shall return such demonstrator vehicle to Employer in a condition acceptable to Employer. Employee agrees to indemnify and hold Employer harmless from any and all loss or liability arising, directly or indirectly, from Employee’s use of the demonstrator vehicle that is not covered by the insurance coverage referenced above.
          G. Condition Precedent to Severance Benefits. As a condition of receiving the severance benefits described above, Employee shall continue to conduct all “normal” CFO duties during his employment with Employer, including with respect to the following:
i.	3Q financial closing and related releases / filings (e.g., News Release, Form 10-Q, etc.);

ii.	3Q Road Show and related investor meetings;

iii.	Bank syndication, documentation, closing;

iv.	Board Meeting preparation / presentation; and

v.	2006 Budget.
     4. Release by Employee. In exchange for the consideration provided by Employer, Employee agrees for Employee, Employee’s heirs, agents, executors, administrators, successors and assigns to forever release and discharge Employer and its subsidiaries, predecessor companies, successor companies, related companies, parents, successors and assigns, owners, officers, directors, insurers, attorneys, agents, employees and former employees from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Effective Date of this Agreement, or arising out of or in connection with Employee’s employment by or offer of employment by the Employer or any affiliate of the Employer. This total release includes, but is not limited to, any and all claims arising directly or indirectly from Employee’s employment with the Employer and the termination of that employment; claims or demands related to salary, bonuses, commissions, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local law or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, negligence, violation of public policy, defamation and impairment of economic opportunity; violation of the Texas Employment Discrimination or Harassment Laws, as amended, the Texas Constitution; and any claims for violation of Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Family Medical Leave Act, and the Americans With Disabilities Act of 1990. Notwithstanding the foregoing, or any other provision of this Agreement, Employee retains, and does not release or waive, his rights to indemnification, and coverage under one or more Executive and Officer’s Liability, and other, insurance polices, with respect to claims that may be brought against him arising out or related to his employment with Employer, or any affiliate of Employer. Nor does Employee release or waive any claims arising out of or related to any breach by Employer of the terms of this Agreement.
     5. Release by Employer. In exchange for the consideration provided by Employee, Employer agrees for it, and its subsidiaries, predecessor companies, successor companies,

Employee Initials___
Employer Initials___

related companies, parents, successors assigns, and owners to forever release and discharge Employee from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Effective Date of this Agreement, or arising out of or in connection with Employee’s employment by or with Employer or any affiliate of the Employer.
     6. Newly Discovered Facts. Employee and Employer hereby acknowledge that they may hereafter discover facts different from or in addition to those that they now know or believe to be true, and they expressly agree to assume the risk of the possible discovery of additional facts, and agree that this Agreement will be and remain effective regardless of such additional or different facts. Employer and Employee expressly agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.
     7. Confidentiality. Employer and Employee agree that they will, to the extent possible, keep the terms, amount and fact of this Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone, including the amount of consideration paid hereunder, the facts, allegations, and/or circumstances regarding Employee’s employment and/or Employee’s separation of employment with Employer; provided, however, that Employer and Employee may make such disclosures as they are required to make by law or are necessary to enforce any term of this Agreement, and may make such additional disclosures to immediate family members, professional representatives (e.g., attorneys, accountants, auditors, tax preparers), and prospective employers but only with respect to the circumstances regarding Employee’s separation from employment; provided, however, that such persons be informed of and agree to be bound by this confidentiality clause. Employee further acknowledges and agrees that he was exposed to and/or provided with confidential information relating to Employer and Employer’s finances, business operations, customers, and employees. Employee hereby warrants and agrees that he will hold the Employer’s confidential information in the strictest confidence and will not disclose, reveal, publish, distribute, use, misuse or communicate in any format any confidential, sensitive, or proprietary information regarding Employer or Employer’s business that he acquired and/or learned during his employment with Employer, unless required by law.
     8. Covenant to Cooperate. Employee hereby acknowledges that in partial consideration for the benefits received pursuant to this Agreement, he may be requested by the Employer to cooperate with the Employer in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable proceedings which involve the Employer or any of its employees, officers or directors, and he agrees to do so. This cooperation may include, but shall not be limited to, the need for or availability for testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony. Employee acknowledges that he shall make himself available at the Employer’s reasonable request for any meetings or conferences the Employer deems necessary in preparation for the defense or prosecution of any such legal proceedings. Employer shall pay all reasonable expenses that may be incurred by Employee (e.g., lodging and air fare) in providing such cooperation.

Employee Initials___
Employer Initials___

     9. Employer Property. With the exception of the equipment described in Section 3 (E), and the demonstrator vehicle described above in Section 3(F), Employee hereby represents and warrants that on or before the Separation Date, he will return to Employer all of Employer’s property and documents in his possession including, but not limited to, Employer’s files, notes, records, computer recorded information, tangible property, credit cards, entry cards, keys, identification badges, and Employer issued cell phones, pagers and other electronic devices used in the course and scope of Employee’s employment with Employer.
     10. Entire Agreement. This Agreement embodies the entire agreement of all the parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.
     11. Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, agents acting on behalf of Employee, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns. The undersigned, on behalf of the Employer, represents that he has all requisite authority and power to enter into this Agreement.
     12. Construction. This Agreement shall not be construed in favor of one party or against the other.
     13. Partial Invalidity. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.
     14. Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.
     15. Enforcement Costs. Employer and Employee agree that in the event that either breaches any provision of this Agreement, the breaching party shall pay all reasonable costs and attorney’s fees incurred by the other in connection with enforcement of this Agreement.
     16. Governing Law and Jurisdiction. This Agreement shall be interpreted under the law of the State of Texas, both as to interpretation and performance.

Employee Initials___
Employer Initials___

     17. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
     19. No Admissions. It is understood and agreed by the parties that this Agreement represents a compromise and settlement for various matters and that the promises and consideration in this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or any other person.
     20. Voluntary and Knowing. This Agreement is executed voluntarily and without any duress, undue influence or coercion on the part or behalf of the parties hereto. Employee also acknowledges being informed that he has the option of consulting with an attorney prior to the execution of this Agreement. By signing below, Employee also acknowledges that he has read and fully understands and agrees to the terms of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: 12/5/05	GROUP 1 AUTOMOTIVE, INC.

	By:	/s/ Earl J. Hesterberg
Earl J. Hesterberg President and Chief Executive Officer

Dated: 12/5/05		ROBERT RAY

/s/ Robert Ray

(Signature)

Employee Initials___
Employer Initials___